EXHIBIT 99.1
eOne President & Chief Executive Officer Darren Throop Prepares to Step Down from Hasbro at Year End
PAWTUCKET, R.I. – August 16, 2022 – Hasbro (NASDAQ: HAS), a global play and entertainment company, today announced that Darren Throop intends to step down from his role as President & CEO of Hasbro’s eOne division when his contract expires at year end. The Company will share transition details prior to that time, and Mr. Throop will continue to serve in his role as President & CEO of eOne throughout the remainder of 2022.
“Darren built a team with deep passion, creativity and talent and, on behalf of all of us at Hasbro, I thank him for his steadfast leadership,” said Chris Cocks, Hasbro’s CEO. “Entertainment continues to be a cornerstone of our strategy. With over 200 projects in development across Film, Scripted and Unscripted Television, the eOne team is working on over 35 development projects for Hasbro brands – including content for TRANSFORMERS, MAGIC, D&D, PEPPA PIG, MY LITTLE PONY, POWER RANGERS and PLAY-DOH, among many others. Darren’s vision and legacy will be felt for years, and we wish him all the best in his next chapter.”
“As eOne and Hasbro have hit their stride, we have already begun to see what is possible working together. We have been working towards this milestone from the moment eOne joined Hasbro, and I’m proud to see the vision being realized through Hasbro’s shared passion for creativity and storytelling. Looking to the future, I have tremendous confidence in Hasbro and eOne leadership to continue to build on eOne’s track record of bringing outstanding entertainment to audiences,” said Throop. “I have had the privilege of leading eOne for more than 20 years and I am incredibly proud of the team, and what we built together. I want to thank the visionary leaders, world-class colleagues, and extraordinary eOners, past and present, who made this amazing adventure possible.”
About Hasbro
Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.
The Company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn).

HAS-IR
HAS-C
Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 |debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com